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As filed with the Securities and Exchange Commission on June 26, 2008

Registration No. 333-140537

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RITE AID CORPORATION
*And the Subsidiary Guarantors listed below
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5912 (Primary Standard Industrial Classification Code Number)	23-1614034 (I.R.S. Employer Identification No.)
30 Hunter Lane Camp Hill, Pennsylvania 17011 (717) 761-2633 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Robert B. Sari, Esq.
Executive Vice President and General Counsel
Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(717) 760-7867 (facsimile)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to: Stacy J. Kanter, Esq. Michael J. Zeidel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000 (212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrants.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
112 Burleigh Avenue Norfolk, LLC	Virginia	5912	N/A
1515 West State Street Boise, Idaho, LLC	Delaware	5912	N/A
1740 Associates, LLC	Michigan	5912	N/A
3581 Carter Hill Road—Montgomery Corp.	Alabama	5912	80-0052336
4042 Warrensville Center Road—Warrensville Ohio, Inc.	Ohio	5912	25-1820507
5277 Associates, Inc.	Washington	5912	23-2940919
537 Elm Street Corporation	Rhode Island	5912	23-2962033
5600 Superior Properties, Inc.	Ohio	5912	80-0052337
657-659 Broad St. Corp.	New Jersey	5912	80-0052338
764 South Broadway—Geneva, Ohio, LLC	Ohio	5912	23-1974076
Ann & Government Streets—Mobile, Alabama, LLC	Delaware	5912	N/A
Apex Drug Stores, Inc.	Michigan	5912	38-2413448
Broadview and Wallings—Broadview Heights Ohio, Inc.	Ohio	5912	25-1814215
Brooks Pharmacy, Inc.	Delaware	6719	05-0620980
Central Avenue & Main Street Petal-MS, LLC	Delaware	5912	N/A
Eagle Managed Care Corp.	Delaware	9999	25-1724201
Eckerd Corporation	Delaware	5912	51-0378122
Eckerd Fleet, Inc.	Florida	4789	59-1935574
EDC Drug Stores, Inc.	North Carolina	5912	56-0596933
EDC Licensing, Inc.	Delaware	6719	75-2833647
Eighth and Water Streets—Urichsville, Ohio, LLC	Delaware	5912	N/A
England Street—Asheland Corporation	Virginia	5912	80-0052343
Fairground, LLC	Virginia	5912	54-1849788
GDF, Inc.	Maryland	5912	34-1343867
Genovese Drug Stores, Inc.	Delaware	5912	11-1556812
Gettysburg and Hoover—Dayton, Ohio, LLC	Ohio	5912	N/A
Harco, Inc.	Alabama	5912	63-0522700
JCG (PJC) USA, LLC	Delaware	6719	N/A
JCG Holdings (USA), Inc.	Delaware	6719	20-1147565
K&B Alabama Corporation	Alabama	5912	72-1011085
K&B Louisiana Corporation	Louisiana	5912	72-1043860
K&B Mississippi Corporation	Mississippi	5912	72-0983482
K&B Services, Incorporated	Louisiana	9995	72-1245171
K&B Tennessee Corporation	Tennessee	9999	62-1444359
K&B Texas Corporation	Texas	5912	72-1010327
K&B, Incorporated	Delaware	6719	51-0346254
Keystone Centers, Inc.	Pennsylvania	5912	23-1730114
Lakehurst and Broadway Corporation	New Jersey	5912	23-2937947
Maxi Drug North, Inc.	Delaware	5912	05-0520884
Maxi Drug South, L.P.	Delaware	5912	05-0520885
Maxi Drug, Inc.	Delaware	5912	04-2960944
Maxi Green, Inc.	Vermont	5912	45-0515111
Mayfield & Chillicothe Roads—Chesterland, LLC	Ohio	5912	N/A
MC Woonsocket, Inc.	Rhode Island	6519	05-0490941
Munson & Andrews, LLC	Delaware	5912	N/A
Name Rite, LLC	Delaware	6719	N/A

Northline & Dix—Toledo—Southgate, LLC	Michigan	5912	N/A
P.J.C. Distribution, Inc.	Delaware	4225	22-3252604
P.J.C. of West Warwick, Inc.	Rhode Island	6519	01-0573850
P.J.C. Realty Co., Inc.	Delaware	6519	04-2967938
Patton Drive and Navy Boulevard Property Corporation	Florida	5912	23-2870495
Paw Paw Lake Road & Paw Paw Avenue-Coloma, Michigan, LLC	Delaware	5912	N/A
PDS-1 Michigan, Inc.	Michigan	5912	38-2935739
Perry Distributors, Inc.	Michigan	4225	38-1718545
Perry Drug Stores, Inc.	Michigan	5912	38-0947300
PJC Dorchester Realty LLC	Delaware	6519	01-0573791
PJC East Lyme Realty LLC	Delaware	6519	20-4851871
PJC Haverhill Realty LLC	Delaware	6519	01-0573831
PJC Hermitage Realty LLC	Delaware	6519	51-0568284
PJC Hyde Park Realty LLC	Delaware	6519	01-0573796
PJC Lease Holdings, Inc.	Delaware	6519	01-0573835
PJC Manchester Realty LLC	Delaware	6519	01-0573821
PJC Mansfield Realty LLC	Delaware	6519	01-0573814
PJC New London Realty LLC	Delaware	6519	20-1151630
PJC of Cranston, Inc.	Rhode Island	6519	05-0481150
PJC of East Providence, Inc.	Rhode Island	6519	05-0481152
PJC of Massachusetts, Inc.	Massachusetts	6519	05-0481151
PJC of Rhode Island, Inc.	Rhode Island	6519	23-1979613
PJC of Vermont, Inc.	Vermont	6519	05-0498065
PJC Peterborough Realty LLC	Delaware	6519	20-1151661
PJC Providence Realty LLC	Delaware	6519	05-0541664
PJC Realty MA, Inc.	Massachusetts	6519	02-0692817
PJC Realty N.E. LLC	Delaware	5912	01-0573780
PJC Revere Realty LLC	Delaware	6519	01-0573818
PJC Special Realty Holdings, Inc.	Delaware	6519	01-0573843
Ram—Utica, Inc.	Michigan	5412	80-0052329
RDS Detroit, Inc.	Michigan	5912	35-1799950
READ's Inc.	Maryland	7389	80-0052330
Rite Aid Drug Palace, Inc.	Delaware	5912	23-2325476
Rite Aid Hdqtrs. Corp.	Delaware	6719	23-2308342
Rite Aid Hdqtrs. Funding, Inc.	Delaware	6719	75-3167335
Rite Aid of Alabama, Inc.	Alabama	5912	23-2410761
Rite Aid of Connecticut, Inc.	Connecticut	5912	23-1940645
Rite Aid of Delaware, Inc.	Delaware	5912	23-1940646
Rite Aid of Florida, Inc.	Florida	5912	23-2047226
Rite Aid of Georgia, Inc.	Georgia	5912	23-2125551
Rite Aid of Illinois, Inc.	Illinois	5912	23-2416666
Rite Aid of Indiana, Inc.	Indiana	5912	23-2048778
Rite Aid of Kentucky, Inc.	Kentucky	5912	23-2039291
Rite Aid of Maine, Inc.	Maine	5912	01-0324725
Rite Aid of Maryland, Inc.	Maryland	5912	23-1940941
Rite Aid of Massachusetts, Inc.	Massachusetts	5912	23-1940647
Rite Aid of Michigan, Inc.	Michigan	5912	38-0857390
Rite Aid of New Hampshire, Inc.	New Hampshire	5912	23-2008320

Rite Aid of New Jersey, Inc.	New Jersey	5912	23-1940648
Rite Aid of New York, Inc.	New York	5912	23-1940649
Rite Aid of North Carolina, Inc.	North Carolina	5912	23-1940650
Rite Aid of Ohio, Inc.	Ohio	5912	23-1940651
Rite Aid of Pennsylvania, Inc.	Pennsylvania	5912	23-1940652
Rite Aid of South Carolina, Inc.	South Carolina	5912	23-2047222
Rite Aid of Tennessee, Inc.	Tennessee	5912	23-2047224
Rite Aid of Vermont, Inc.	Vermont	5912	23-1940942
Rite Aid of Virginia, Inc.	Virginia	5912	23-1940653
Rite Aid of Washington, D.C., Inc.	Washington DC	5912	23-2461466
Rite Aid of West Virginia, Inc.	West Virginia	5912	23-1940654
Rite Aid Realty Corp.	Delaware	6519	23-1725347
Rite Aid Rome Distribution Center, Inc.	New York	4225	23-1887836
Rite Aid Services, LLC	Delaware	7363	02-0655440
Rite Aid Transport, Inc.	Delaware	4789	25-1793102
Rite Fund, Inc.	Delaware	6719	51-0273194
Rite Investments Corp.	Delaware	6719	51-0273192
Rx Choice, Inc.	Delaware	7359	25-1598207
Seven Mile and Evergreen—Detroit, LLC	Michigan	5912	N/A
Silver Springs Road—Baltimore, Maryland/One, LLC	Delaware	5912	N/A
Silver Springs Road—Baltimore, Maryland/Two, LLC	Delaware	5912	N/A
State & Fortification Streets—Jackson, Mississippi, LLC	Delaware	5912	N/A
State Street and Hill Road—Gerard, Ohio, LLC	Delaware	5912	N/A
The Jean Coutu Group (PJC) USA, Inc.	Delaware	6719	04-2925810
The Lane Drug Company	Ohio	5912	53-0125212
Thrift Drug Services, Inc.	Delaware	5912	74-2605432
Thrift Drug, Inc.	Delaware	9999	22-2098063
Thrifty Corporation	California	5912	95-1297550
Thrifty PayLess, Inc.	California	5912	95-4391249
Tyler and Sanders Roads—Birmingham, Alabama, LLC	Delaware	5912	N/A

*
Addresses and telephone numbers of principal executive offices are the same as those of Rite Aid Corporation.

Prospectus

RITE AID CORPORATION

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured;

  •
  shares of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt or equity securities; and

  •
  guarantees of debt securities by some of our subsidiaries.

        In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, our securities, including the outstanding Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.

        We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

        The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2008

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants and guarantees of debt securities by some of our subsidiaries, as described in this prospectus, in one or more offerings and selling stockholders to be named in a prospectus supplement may, from time to time, sell our securities in one or more offerings, including the outstanding Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        References to "Rite Aid," the "Company," "we," "our" and "us" and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

        References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries, references to "Jean Coutu USA" mean The Jean Coutu Group (PJC) USA, Inc. and its subsidiaries and references to "Brooks Eckerd" mean the Brooks Eckerd drugstore chain, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 1, 2008, which we filed with the SEC on April 29, 2008;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on September 28, 2007 (excluding exhibit 99.2), April 2, 2008, April 14, 2008, April 15, 2008, April 21, 2008, April 28, 2008, May 5, 2008, May 14, 2008, May 21, 2008, May 21, 2008, May 27, 2008, June 2, 2008, June 4, 2008, June 11, 2008, June 12, 2008, June 18, 2008, June 18, 2008 and June 26, 2008 (to the extent filed);

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under the Exchange Act; and

  •
  our Definitive Proxy Statement, which we filed with the SEC on May 21, 2008.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 170115
Attention: Secretary
Phone: (717) 761-2633

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement, as well as our other public filings incorporated by reference herein, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

  •
  our ability to improve the operating performance of our existing stores in accordance with our long-term strategy;

  •
  our ability to realize the benefits of the acquisition of Brooks Eckerd;

  •
  our ability to hire and retain pharmacists and other store personnel;

  •
  our ability to open or relocate stores according to our real estate development program;

  •
  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

  •
  competitive pricing pressures and continued consolidation of the drugstore industry;

  •
  changes in state or federal legislation or regulations;

  •
  the outcome of lawsuits and governmental investigations;

  •
  general economic conditions and inflation, interest rate movements and access to capital; and

  •
  other risks and uncertainties described from time to time in our filings with the SEC.

        We undertake no obligation to update or revise the forward-looking statements included in this registration statement, whether as a result of new information, future events or otherwise, after the date of this registration statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" included in our reports that we file with the SEC.

RITE AID CORPORATION

        We are the third-largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 31 states across the country and in the District of Columbia. As of March 1, 2008, we operated 5,059 stores. During fiscal 2008, we generated $24.3 billion in revenue.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front end" products. In fiscal 2008, prescription drug sales accounted for 66.7% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federally funded prescription drug benefit program, the discovery of new and better drug therapies and our ongoing program of purchasing prescription files from independent pharmacies. We offer approximately 26,300 front end products, which accounted for the remaining 33.3% of our total sales in fiscal 2008. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 3,000 products under the Rite Aid private brand, which contributed approximately 12.9% of our front end sales in the categories where private brand products were offered in fiscal 2008.

        The overall average size of each store in our chain is approximately 12,400 square feet. The average size of our stores is larger in the western United States. As of March 1, 2008, approximately 56% of our stores are freestanding; approximately 47% of our stores include a drive-thru pharmacy; approximately 62% include one-hour photo shops; and approximately 29% include a GNC store-within-Rite Aid-store.

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." We were incorporated in 1968 and are a Delaware corporation.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, repayment or refinancing of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose. The terms of these offerings will be described in further detail in a related prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        We have calculated the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends in the following table by dividing fixed charges by earnings and the sum of fixed charges and preferred stock dividends by earnings, respectively. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges, before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Fiscal Year Ended
	March 1, 2008 (52 weeks)	March 3, 2007 (52 weeks)	March 4, 2006 (53 weeks)	February 26, 2005 (52 weeks)	February 28, 2004 (52 weeks)
	(Dollars in thousands)
Fixed charges:
Interest expense	$449,596	$275,219	$277,017	$294,871	$313,498
Interest portion of net rental expense(1)	287,934	195,592	189,756	185,313	184,391

Fixed charges before capitalized interest	737,530	470,811	466,773	480,184	497,889
Capitalized interest	2,069	1,474	934	250	133

Total fixed charges	$739,599	$472,285	$467,707	$480,434	$498,022
Preferred stock dividend requirement(2)	65,066	62,910	65,446	54,194	37,074

Total combined fixed charges and preferred stock dividends	$804,665	$535,195	$533,153	$534,628	$535,096

Earnings:
Income (loss) before income taxes	$(273,499)	$13,582	$43,254	$134,007	$34,584
Fixed charges before capitalized interest	737,530	470,811	466,773	480,184	497,889
Total earnings and fixed charges	$464,031	$484,393	$510,027	$614,191	$532,473

Ratio of earnings to fixed charges(3)	—	1.03	1.09	1.28	1.07
Ratio of earnings to combined fixed charges and preferred stock dividends(4)	—	—	—	1.15	—

Deficiency of earnings to fixed charges	$(275,568)	$—	$—	$—	$—

Deficiency of earnings to combined fixed charges and preferred stock dividends	$(340,634)	$(50,802)	$(23,126)	—	$(2,623)

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock dividend requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the year ended March 1, 2008 earnings were insufficient to cover fixed charges by approximately $275.6 million.

(4)
For the years ended February 28, 2004, March 4, 2006, March 3, 2007, and March 1, 2008 earnings were insufficient to cover combined fixed charges and preferred stock dividends by approximately $2.6 million, $23.1 million, $50.8 million and $340.6 million, respectively.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants and guarantees of debt securities by some of our subsidiaries that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Debt securities may be secured or unsecured. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York Trust Company, N.A. The forms of indentures are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be necessary. The terms of any security interest will be described in a supplement to this prospectus. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct obligations of Rite Aid Corporation. The senior debt securities will rank equally with any of our other unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any unsubordinated indebtedness. In the event of our bankruptcy or insolvency, our secured creditors would have a prior secured claim to any collateral securing the debt owed to them. Certain of the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

        If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior or subordinated. The particular terms of any guarantee will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus, we are authorized to issue up to 1.5 billion shares of common stock, par value of $1.00 per share.

        As of June 19, 2008, approximately 844.9 million shares of common stock were issued and outstanding and approximately 186.7 million shares of common stock were issuable upon conversion of convertible preferred stock, convertible debt or upon exercise of stock options.

        Our common stock is listed on the NYSE under the trading symbol of "RAD." American Stock Transfer & Trust Company serves as the transfer agent and registrar of our common stock.

        The following summary is not complete. You should refer to the applicable provisions of our charter and bylaws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by a resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share held on record on all matters submitted to a vote of our security holders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Rights Upon Liquidation

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

Other Rights

        Other than as described below under "Stockholder Agreement—Right to Purchase Securities," holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that holders of our common stock will have paid their purchase price in full and we may not require them to pay additional funds.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

        Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult: acquisition of us by means of a tender offer; acquisition of control of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

        These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

        Our certificate of incorporation specifies that our board of directors shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for staggered three-year terms. The term of one class of directors expires at each annual meeting of security holders. Our bylaws provide that the number of directors on our board may be fixed by our board only. The number of directors may be increased or decreased by our board only. In the interim period between annual meetings of security holders or of special meetings of security holders, vacancies and newly created directorships may be filled by our board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. Our certificate of incorporation requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of more than 10% of the voting power of the then-outstanding classes of stock entitled to vote in the election of directors be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the outstanding shares of stock entitled to vote. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our security holders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in our certificate of incorporation means a member of our board who was not affiliated with a Related Person (as defined below) and was a member of our board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person," as defined in our certificate of incorporation, means any Person or affiliate or associate of such Person, who has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock. Under our certificate of incorporation and bylaws, security holders may consent to any action required or permitted to be taken at any meeting of security holders without prior notice or a vote if a written consent or consents, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Other Limitations on Stockholder Actions

        Our certificate of incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following: any breach of the director's duty of loyalty to our company or our stockholders; any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; and any transaction from which the director derived an improper personal benefit.

        Our bylaws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) arising out of the fact that such person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests.

Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board of directors. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement relating to the acquisition from Jean Coutu Group of all the ownership interests of Jean Coutu USA, a wholly owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains (the "Acquisition"), Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four members of our board of directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our board of directors, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of our total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9%-24.9%	3
10.7%-17.8%	2
5%-10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors, subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of our board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Acquisition, Jean Coutu Group agrees to vote its shares for each director nominee recommended by our board of directors. Thereafter, Jean Coutu Group will vote its shares for each

Rite Aid director nominee it designated and, in its discretion, either for each other director nominee recommended by our board of directors or for each other director nominee recommended by our board of directors and for nominees recommended by other persons in the same proportion as votes cast by all other stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of our total voting power, Jean Coutu Group will have the right to purchase securities in future issuances of our voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of our stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in an issuance of our voting securities, Jean Coutu Group will be permitted to make open market purchases of our common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of our total voting power and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional voting securities, other than with our consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of our common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of our board of directors, including increases in the number of authorized shares, significant issuances of our equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

DESCRIPTION OF PREFERRED STOCK

        Under our amended and restated certificate of incorporation we are authorized to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of June 19, 2008, approximately 1.4 million shares of our Series G preferred stock, approximately 1.4 million shares of our Series H preferred stock, and 2.4 million shares of our Series I preferred stock, were outstanding, respectively.

        Our board of directors has the authority, without further action by our stockholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

  •
  the number of shares to constitute such series and the designations thereof;

  •
  the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

  •
  the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative, and whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

  •
  whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

  •
  the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

  •
  the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs or upon any distribution of our assets; and

  •
  whether or not the shares of such series shall be convertible (including any mandatory conversion provisions), and, if so, the terms and conditions upon which shares of such series shall be convertible.

        You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

  •
  the title of the series and the number of shares in the series;

  •
  the price at which the preferred stock will be offered;

  •
  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

  •
  the voting rights, if any, of the holders of shares of the preferred stock being offered;

  •
  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

  •
  the liquidation preference per share;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

  •
  any listing of the preferred stock being offered on any securities exchange;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

  •
  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

  •
  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

  •
  any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock will not have any preemptive rights.

Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock

        As of June 19, 2008, there were approximately 1.4 million shares of our Series G Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series G Preferred Stock"), par value $1.00 per share, and approximately 1.4 million shares of our Series H Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series H Preferred Stock" and together with the Series G Preferred Stock, the "Pay-In-Kind Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 2,000,000 shares of Series G Preferred Stock and 2,000,000 shares of Series H Preferred Stock, both of which have a liquidation preference of $100.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series G Preferred Stock and Series H Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The terms of the Series G Preferred Stock and Series H Preferred Stock are identical in all material respects, except with respect to the dividend rate and the optional redemption provisions. Selling stockholders to be named in a prospectus supplement may offer, from time to time, our securities, including the outstanding Series G Preferred Stock and Series H Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        Dividends on the Pay-In-Kind Preferred Stock are payable at the annual rate of 7.0% on the Series G Preferred Stock and 6.0% on the Series H Preferred Stock, and are due and payable on a quarterly basis in either cash or additional shares of the same series of preferred stock with an aggregate liquidation preference equal to the amount of the dividend, or a combination of both at our election.

        Each series of Pay-In-Kind Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Pay-In-Kind Preferred Stock, (ii) on parity with the other series of Pay-In-Kind Preferred Stock now outstanding or to be issued in the future, including shares of Pay-In-Kind Preferred Stock issued as dividends, Series I Preferred Stock and any other stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Pay-In-Kind Preferred Stock and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Pay-In-Kind Preferred Stock.

        We have the right to redeem all or any part of shares of any series of Pay-In-Kind Preferred Stock at a price of 105% of the liquidation preference, plus accrued dividends for the current dividend period. The Series G Preferred Stock may be redeemed at any time and from time to time on and after January 31, 2009 and the Series H Preferred Stock may be redeemed at any time and from time to time on and after January 31, 2010. Any holder of shares of any series of Pay-In-Kind Preferred Stock may convert any such shares which have not been redeemed by us, into shares of our common stock. The number of shares of our common stock issuable upon conversion of each share of Pay-In-Kind Preferred Stock will be determined by dividing the liquidation preference then in effect by 5.50, subject to certain anti-dilution adjustments.

        The holders of shares of Pay-In-Kind Preferred Stock are entitled to vote, together with the holders of our common stock and any other series of preferred stock entitled to vote, as a single class, on all matters submitted to the stockholders of Rite Aid for a vote. The holders of shares of Pay-In-Kind Preferred Stock are entitled to one vote per share of Rite Aid's common stock which is issuable upon conversion of such Pay-In-Kind Preferred Stock, as of the record date for the vote. Additionally, the holders of outstanding shares of each series of Pay-In-Kind Preferred Stock, voting together as a single class, have the right to elect one director to our board of directors.

        We will not, without the approval of the holders of at least a majority of the shares of a particular series of Pay-In-Kind Preferred Stock then outstanding, (1) amend or otherwise alter our restated certificate of incorporation, as amended, or take any action requiring a vote of stockholders, which adversely affects the rights, privileges and preferences of that particular series of Pay-In-Kind Preferred Stock, (2) authorize, create or issue any securities that rank senior to that particular series of Pay-In-Kind Preferred Stock or any security convertible into such a senior security or (3) issue or obligate Rite Aid to issue additional shares of that particular series of Pay-In-Kind Preferred Stock, except as dividends.

        Unless full cumulative dividends on all outstanding shares of a particular series of Pay-In-Kind Preferred Stock for all past dividend periods have been declared and paid or declared and a sufficient sum for the payment thereof set apart, we, or in certain cases, certain subsidiaries of us, may not, subject to certain exceptions, (1) declare or pay dividends on any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock, (2) declare or make any distribution on any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock or (3) purchase, redeem, acquire or retire for value (including setting apart any monies for such purposes), any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock. If and whenever two full quarterly dividends, whether or not consecutive, payable on any series of Pay-In-Kind Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of shares of each of the series of Pay-In-Kind Preferred Stock then outstanding, voting together as a single class, will have the right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Pay-In-Kind Preferred Stock total less than two full quarterly dividends payable on such preferred stock, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

Series I Mandatory Convertible Preferred Stock

        In May 2008, we exchanged 2,404,020 shares of our outstanding Series I Mandatory Convertible Preferred Stock (the "Series I Preferred Stock"), par value $1.00 per share, for 14,647,085 shares of our common stock such that, as of the date of this prospectus, there were 2,415,980 shares of Series I Preferred Stock issued and outstanding. We have authorized 5,200,000 shares of Series I Preferred Stock, which have a liquidation preference of $25.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series I Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

        Dividends on the Series I Preferred Stock are payable at the annual rate of 5.5%, and are due and payable on a quarterly basis in either cash or common stock or a combination of both at our election.

        The Series I Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the

Series I Preferred Stock, (ii) on parity with any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Series I Preferred Stock, including our Series G Preferred Stock and Series H Preferred Stock, and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Series I Preferred Stock.

        All remaining shares of Series I Preferred Stock not previously converted to common stock will automatically convert into shares of common stock on November 17, 2008 at a rate that is dependent upon the adjusted applicable market value (as defined in the Certificate of Designations for the Series I Preferred Stock) of our common stock. If the adjusted applicable market value of our common stock is $5.30 a share or higher at the conversion date, then the Series I Preferred Stock is convertible at a rate of 4.7134 per share of our common stock for every share of Series I Preferred Stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $4.42 per share at the conversion date, then the Series I Preferred Stock is convertible at a rate of 5.6561 shares of our common stock for every share of Series I Preferred Stock outstanding. If the adjusted applicable market value of our common stock is between $4.42 per share and $5.30 per share at the conversion date, then the Series I Preferred Stock is convertible into common stock at a rate that is between 4.7134 and 5.6561 per share. The holder may convert shares of the Series I Preferred Stock into common stock at any time prior to the mandatory conversion date at the rate of 4.7134 per share. The Series I Preferred Stock is also convertible at our option, but only if the adjusted applicable market value of our common stock exceeds $9.55. If we are subject to a cash acquisition prior to the mandatory conversion date, the holder may elect to convert the shares of Series I Preferred Stock into shares of common stock using a conversion rate set forth in the Certificate of Designations for the Series I Preferred Stock. The holder will also receive a payment equal to the present value of all scheduled dividends through the mandatory conversion date.

        The holders of shares of Series I Preferred Stock are not entitled to any voting rights, except as required by applicable state law. However, we will not, without the approval of the holders of at least a majority of the shares of Series I Preferred Stock then outstanding, (1) amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of Series I Preferred Stock so as to materially and adversely affect them or (2) make certain other adjustments with respect to our stock which ranks senior to the Series I Preferred Stock.

        If we do not pay a dividend on a dividend payment date, then, subject to certain exceptions, (1) until all accumulated and unpaid dividends on Series I Preferred Stock for all prior dividend periods are declared and paid, we may not take certain actions with respect to any of our capital stock that ranks junior to the Series I Preferred Stock and (2) we may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with the Series I Preferred Stock. If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series I Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series I Preferred Stock then outstanding will have a right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Series I Preferred Stock have been paid in full, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time;

  •
  information with respect to book-entry procedures, if any; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for Rite Aid Corporation by Robert B. Sari, our general counsel, or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mr. Sari owns shares of our common stock and options exercisable for our common stock.

EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Rite Aid Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of June 2, 2007 and May 27, 2006, and for each of the three years in the period ended June 2, 2007, incorporated by reference in this prospectus from the Company's Current Report on Form 8-K filed with the SEC on September 28, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant transactions with the parent company), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$	#
Trustees' Fees and Expenses		50,000
Printing and Engraving Fees and Expenses		100,000
Accounting Fees and Expenses		150,000
Legal Fees		150,000
Miscellaneous		500,000

Total		$950,000

#
Deferred in reliance on Rule 456(b) and 457(r)

Item 15. Indemnification of Directors and Officers.

        The Delaware Corporations

        Delaware General Corporation Law.    Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

  Rite Aid Corporation

        Certificate of Incorporation and Bylaws.    Article Tenth of our Certificate of Incorporation and Article VIII of our By-laws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL. The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

  Brooks Pharmacy, Inc.; Maxi Drug North, Inc.; PJC Special Realty Holdings, Inc.

        Certificate of Incorporation.    Article Seventh of the Certificates of Incorporation of the above corporations provides that the corporation shall have and may exercise, to the fullest extent permitted by Delaware law, the power to indemnify its officers and directors. Article Eighth provides that no director shall be personally liable to the corporation or any stockholder except to the extent that exculpation from liability is not permitted under the General Corporation Law of Delaware.

        Bylaws.    Article IV, Section 7 of the Bylaws of the above corporations provides that no director shall be liable to the corporation or its stockholders as a director notwithstanding any provision of law imposing such liability. However, such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the director derived any improper personal benefit. Article XIII further provides that the corporation shall indemnify any officer or director to the fullest extent permitted by applicable law, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification shall be made in respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in performance of his or her duty to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Eagle Managed Care Corp.

        Certificate of Incorporation.    Article 10 of the Certificate of Incorporation of Eagle Managed Care Corp. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

  Eckerd Corporation

        Certificate of Incorporation.    Article Tenth of the Certificate of Incorporation of Eckerd Corporation provides that a director of the corporation shall not liable to the corporation or its stockholders to the fullest extent permitted by the Delaware General Corporation Law. Article Eleventh further provides that the corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law.

        Bylaws.    Article XIV of the Bylaws of Eckerd Corporation provides that the corporation shall indemnify any officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Except for proceedings to enforce rights of to indemnification, the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

  EDC Licensing, Inc.; Thrift Drug Services, Inc.

        Certificate of Incorporation.    Article Eighth of the Certificate of Incorporation of the above corporations provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VIII of the Bylaws of the above corporations provides that the corporation shall indemnify in accordance with and to the full extent permitted by Delaware law. It further provides that no such person shall be entitled to indemnification with respect to an action, suit, or proceeding against the corporation, unless such indemnification (i) is due such person pursuant to the specific provisions of any written agreement between such person and the corporation or (ii) has been approved in writing in advance of the commencement of such action, suit, or proceeding.

  Genovese Drug Stores, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Genovese Drug Stores, Inc. provides that any director or officer shall be indemnified by the corporation to the full extent permitted by the General Corporation Law of Delaware or any other applicable laws.

        Bylaws.    Article VIII of the Bylaws of Genovese Drug Stores, Inc. provides that the corporation may indemnify any director or officer to the full extent permitted by Delaware law, and shall indemnify to the full extent required by such laws. It further provides that no such person shall be entitled to indemnification with respect to an action, suit, or proceeding against the corporation, unless such indemnification (i) is due such person pursuant to the specific provisions of any written agreement between such person and the corporation or (ii) has been approved in writing in advance of the commencement of such action, suit, or proceeding.

  JCG Holdings (USA), Inc.

        Certificate of Incorporation.    Article Ninth of the Certificate of Incorporation of JCG Holdings (USA), Inc. provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the General Corporation Law of Delaware. Article Tenth further provides that the corporation shall indemnify all persons whom it shall have the power to indemnify under the provisions of 145 of the General Corporation Law of Delaware, and to the fullest extent permitted by said section.

        Bylaws.    Article V of the Bylaws of JCG Holdings (USA), Inc. provides that the corporation shall indemnify any director or officer to the fullest extent permitted by the General Corporation Law of Delaware. It further provides that the corporation shall grant such indemnification to each of its directors and officers with respect to any matter in a proceeding as to which his or her liability is limited pursuant to Section 9 of the Certificate of Incorporation of the corporation. However, such indemnification shall exclude: (i) indemnification with respect to any improper personal benefit which a director or officer is determined to have received and of the expenses to a defense against such a claim, unless successful on the merits of such defense, and (ii) indemnification of present or former officers and directors absorbed in a merger or consolidation, unless specifically authorized by the Board of Directors or stockholders.

  K&B, Incorporated

        Certificate of Incorporation.    Article VII of the Certificate of Incorporation of K&B, Incorporated provides that there shall be no liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by Section 102(b)(7) of the DGCL.

  Maxi Drug, Inc.

        Certificate of Incorporation.    Article 10 of the Certificate of Incorporation of Maxi Drug, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article III, Section 3.08 of the Bylaws of Maxi Drug, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the director derived any improper personal benefit. Article VIII, Section 8.02 further provides that the corporation shall indemnify its officers and directors to the extent legally permissible, unless he shall be finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

  P.J.C. Distribution, Inc.

        Bylaws.    Article IX of the Bylaws of P.J.C. Distribution, Inc. provides that the corporation shall indemnify any officer or director, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  P.J.C. Realty Co., Inc.

        Bylaws.    Article VII of the Bylaws of P.J.C. Realty Co., Inc. provides that the corporation shall indemnify its officers and directors to the extent permitted by the General Corporation Law of Delaware.

  PJC Lease Holdings, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of PJC Lease Holdings, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VIII of the Bylaws of PJC Lease Holdings, Inc. provides that the corporation shall indemnify any officer or director, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. However, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Except for proceedings to enforce rights of to indemnification, the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

  Rite Aid Drug Palace, Inc.; Rite Aid Hdqtrs. Corp.; Rite Fund, Inc.; Rite Investments Corp.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

  Rite Aid Hdqtrs. Funding, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Rite Aid Hdqtrs. Funding, Inc. provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

  Rite Aid of Delaware, Inc.

        Certificate of Incorporation.    Article Ninth of the Certificate of Incorporation of Rite Aid of Delaware, Inc. provides that the corporation shall indemnify all persons whom it shall have power to indemnify to the fullest extent permitted by Section 145 of the DGCL.

  Rite Aid Realty Corp.

        Certificate of Incorporation.    Article Tenth of the Certificate of Incorporation of Rite Aid Realty Corp. provides that the corporation shall have the power to indemnify any director or officer if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interest of the corporation.

  Rite Aid Transport, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Rite Aid Transport, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

  Rx Choice, Inc.

        Certificate of Incorporation.    Article Fifth of the Certificate of Incorporation of Rx Choice, Inc. provides that the corporation shall indemnify its directors and officers to the full extent required or permitted by the DGCL.

The Delaware Limited Liability Companies

        Delaware Limited Liability Company Act.    Section 18-303(a) of the Delaware Limited Liability Company Act ("DLLCA") provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

  The Jean Coutu Group (PJC) USA, Inc.

        Certificate of Incorporation.    Article Tenth of the Certificate of Incorporation of The Jean Coutu Group (PJC) USA, Inc. provides that the corporation shall indemnify each director and officer of the corporation to the extent provided by law. Article Eleventh further provides that no director of the corporation shall be personally liable to any stockholder of the corporation except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived any improper personal benefit.

  Thrift Drug, Inc.

        Certificate of Incorporation.    Article Ninth of the Certificate of Incorporation of Thrift Drug, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    Article VIII of the Bylaws of Thrift Drug, Inc. provides that the corporation shall indemnify in accordance with and to the full extent permitted by Delaware law.

The Delaware Limited Liability Companies

        Delaware Limited Liability Company Act.    Section 18-303(a) of the Delaware Limited Liability Company Act ("DLLCA") provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        1515 West State Street Boise, Idaho, LLC; Ann & Government Streets-Mobile, Alabama, LLC; Central Avenue & Main Street Petal-MS, LLC; Eighth and Water Streets-Urichsville, Ohio, LLC; Munson & Andrews, LLC; Paw Paw Lake Road & Paw Paw Avenue-Coloma, Michigan, LLC; Silver Springs Road-Baltimore, Maryland/One, LLC; Silver Springs Road-Baltimore, Maryland/Two, LLC; Name Rite, LLC; State & Fortification Streets-Jackson, Mississippi, LLC; State Street and Hill Road-Gerard, Ohio, LLC; Tyler and Sanders Roads, Birmingham-Alabama, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreements of limited liability companies above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the DLLCA, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

  JCG (PJC) USA, LLC

        Limited Liability Company Agreement.    Article 12 of the Limited Liability Company Agreement of JCG (PJC) USA, LLC provides that except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and the member shall not be obligated for any such debt, obligation or liability of the company. The company shall, to the fullest extent authorized by the Delaware Act, indemnify the member from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member of the company.

        PJC Dorchester Realty LLC; PJC Haverhill Realty LLC; PJC Hyde Park Realty LLC; PJC Manchester Realty LLC; PJC Mansfield Realty LLC; PJC New London Realty LLC; PJC Peterborough Realty LLC; PJC Providence Realty LLC; PJC Realty N.E. LLC; PJC Revere Realty LLC

        Limited Liability Company Agreement.    Article 7.1 of the Limited Liability Company Agreements of the above limited liability companies provides that except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and the sole member shall not be obligated personally for any such debt, obligation or liability of the company. Article 7.2(b) provides that the except as otherwise provided by the DLLCA, the manager shall not be personally liable for ay of the debts, liabilities, obligations or contracts of the company. Article 7.6(a) provides that no member shall have any personal liability whatsoever to the company or any other member. Article 7.6(b) further provides that the company shall indemnify each member against any and all losses, claims, damages, expenses, and liabilities (including, without limitation, indemnification against negligence, gross negligence or breach of duty).

  PJC East Lyme Realty LLC; PJC Hermitage Realty LLC

        Limited Liability Company Agreement.    The Limited Liability Company Agreements of the above limited liability companies do not contain provisions regarding the indemnification of controlling persons, directors or officers.

  Rite Aid Services, LLC

        Operating Agreement.    The Operating Agreement of Rite Aid Services, LLC provides that the company shall indemnify the member and authorized agents of the company for all costs, losses, liabilities and damages accrued in connection with the business of the company to the fullest extent provided by the law of Delaware.

The Alabama Corporations

        Alabama Business Corporations Law.    Code of Alabama, 1975, Section 10-2B-8.51 and 10-2B-8.56 gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have not met the applicable standard of conduct, shall have been adjudged to be liable to the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Also, Section 10-2B-8.52 states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

  Maxi Drug South, L.P.

        Agreement of Limited Partnership.    The Agreement of Limited Partnership of Maxi Drug South, L.P. provides that, subject to the fiduciary duties of a general partner as provided by law, the general partner and its affiliates shall have no liability to the partnership or to any partner for any loss suffered by the partnership which arises out of any action or inaction of the general partner or its affiliates if the general partner or its affiliates, in good faith, determined that such course of conduct is in, or not opposed to, the best interest of the partnership, and such course of conduct did not constitute gross negligence or willful misconduct of the general partner or its affiliates. To the fullest extent permitted by law, the general partner and its affiliates shall be indemnified by the partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the partnership, provided that the same were not the result of gross negligence or willful misconduct on the part of the general partner or its affiliates. Any claim for indemnification shall be paid from, and only to the extent of, the partnership's assets and no partners shall have any personal liability on account thereof.

The Alabama Corporations

        Alabama Business Corporations Law.    Code of Alabama, 1975, Section 10-2B-8.51 and 10-2B-8.56 gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have not met the applicable standard of conduct, shall have been adjudged to be liable to the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Also, Section 10-2B-8.52 states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

        3581 Carter Hill Road-Montgomery Corp.; Harco, Inc.; K&B Alabama Corporation; Rite Aid of Alabama, Inc.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The California Corporations

        California General Corporation Law.    Section 317 of the California General Corporation Law ("CAGCL") authorizes a court to award, or a corporation to grant, indemnity to officers, directors and other agents for reasonable expenses incurred in connection with the defense or settlement of an action by or in the right of the corporation or in a proceeding by reason of the fact that the person is or was an officer, director, or agent of the corporation. Indemnity is available where the person party to a proceeding or action acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and its shareholders and, with respect to criminal actions, had no reasonable cause to believe his conduct was unlawful. To the extent a corporation's officer, director or agent is successful on the merits in the defense of any proceeding or any claim, issue or related matter, that person shall be indemnified against expenses actually and reasonably incurred. Under Section 317 of the CAGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of any undertaking by or on behalf of the officer, director, employee or agent to repay that amount if it is ultimately determined that the person is not entitled to be indemnified. Indemnifications are to be made by a majority vote of a quorum of disinterested directors, or by approval of members not including those persons to be indemnified, or by the court in which such proceeding is or was pending upon application made by either the corporation, the agent, the attorney, or other person rendering services in connection with the defense. The indemnification provided by Section 317 is not exclusive of any other rights to which those seeking indemnification may be entitled.

  Thrifty Corporation; Thrifty PayLess, Inc.

        Articles of Incorporation.    Article VI of the Articles of Incorporation of the above corporations provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law and that agents of the corporation shall be indemnified to the fullest extent permissible under California Law and in excess of that expressly permitted by Section 317 of the CAGCL, subject to the limits set forth in Section 204 of the CAGCL.

The Connecticut Corporation

        Connecticut Business Corporation Act.    Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act ("CTBCA"), provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CTBCA. Subsection (b) of Section 33-771 of the CTBCA provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation. Subsection (c) of Section 33-771 of the CTBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CTBCA. Subsection (d) of Section 33-771 of the CTBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CTBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

        Section 33-772 of the CTBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding. Subsection (a) of Section 33-776 of the CTBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CTBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

  Rite Aid of Connecticut, Inc.

        Certificate of Incorporation.    Article Sixth of the Certificate of Incorporation of Rite Aid of Connecticut, Inc. provides that the corporation shall indemnify all persons whom it shall have the power to indemnify to the fullest extent permitted by Section 33-320 of the Stock Corporation Act.

The Florida Corporations

        Florida Business Corporation Act.    Section 607.0850 of the Florida Business Corporation Act ("FLBCA") permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. Section 607.0850(6) of the FLBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FLBCA. Section 607.0850 of the FLBCA provides that the indemnification and advancement of expense provisions contained in the FLBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

  Eckerd Fleet, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

  Patton Drive and Navy Boulevard Property Corporation; Rite Aid of Florida, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Georgia Corporation

        Georgia Business Corporation Code.    Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code ("GABCC") provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GABCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GABCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GABCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

        Section 14-2-852 of the GABCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (c) of Section 14-2-857 of the GABCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

  Rite Aid of Georgia, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Georgia, Inc. contain provisions regarding the indemnification of directors or officers.

The Illinois Corporation

        Illinois Business Corporation Act.    Under Section 8.75 of the Illinois Business Corporation Act of 1983, ("ILBCA"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation. Section 8.75(f) of the ILBCA further provides that the indemnification and advancement of expenses provided by or granted under Section 8.75 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

  Rite Aid of Illinois, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Illinois, Inc. contain provisions regarding the indemnification of directors or officers.

The Indiana Corporation

        Indiana Corporation Law.    Chapter 37 of the Indiana Corporation Law ("INCL") states that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if the individual's conduct was in good faith, the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests, and, in the case of any criminal proceeding, the individual either had reasonable cause to believe the individual's conduct was lawful or had no reasonable cause to believe the individual's conduct was unlawful. Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described the INCL, the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under the law. A corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth under the law. The determination shall be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or by the other methods specified in Chapter 37 of the INCL.

        A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, member, manager, employee, or agent. The indemnification and advance for expenses provided for or authorized by the INCL does not exclude any other rights to indemnification and advance for expenses that a person may have under a corporation's articles of incorporation, bylaws or certain other duly authorized agreements.

  Rite Aid of Indiana, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Indiana, Inc. contain provisions regarding the indemnification of directors or officers.

The Kentucky Corporation

        Kentucky Business Corporations Law.    Section 271B.8-510 of the Kentucky Revised Statutes ("KRS") permits a Kentucky corporation to indemnify an individual who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses. Pursuant to Section 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) a determination is made in the manner specified in KRS Section 271B.8-550 that the facts then known to those making the determination would not preclude indemnification.

        A corporation may not indemnify a director under KRS Section 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors. The indemnification and advancement of expenses provided by or granted pursuant to KRS 271B.8-500 - 271B.8-580 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. KRS 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under KRS 271B.8-510 or KRS 271B.8-520 to indemnify them against such liability.

  Rite Aid of Kentucky, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Kentucky, Inc. contain provisions regarding the indemnification of directors or officers.

The Louisiana Corporations

        Louisiana Business Corporation Law.    Section 83A(1) of the Louisiana Business Corporation Law ("LBCL") permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83A(2) of the LBCL provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or (iii) by the stockholders.

        The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

  K&B Louisiana Corporation; K&B Services, Incorporated

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Maine Corporations

        Maine Business Corporation Act.    Subchapter 5 of Chapter 8 of the Maine Business Corporation Act ("MEBCA") provides that a corporation may indemnify any person who was, is or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, because that person is or was a director or officer, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against any obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred in the proceeding if: (A) (i) he conducted himself in good faith, (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (B) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation.

        In addition, unless ordered by a court, a corporation may not indemnify one of the corporation's officers or directors in connection with an action, suit or proceeding (i) by or in the right of the corporation, except for reasonable expenses incurred in connection with the action, suit or proceeding if it is determined that the officer or director acted in accordance with the standard above, or (ii) with respect to conduct for which the director or officer was adjudged liable on the basis that the director or officer received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

        Under the MEBCA, a corporation may indemnify an officer of the corporation to the same extent as a director and, if the officer is an officer but not a director, to such further extent as may be provided in the corporation's articles of incorporation, bylaws, a resolution of the corporation's board of directors or a contract except for (i) liability in connection with an action, suit or proceeding by or in the right of the corporation other than reasonable expenses incurred in connection with the action, suit or proceeding, or (ii) liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or its shareholders or an intentional violation of criminal law.

  Rite Aid of Maine, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the Rite Aid of Maine, Inc. contain provisions regarding the indemnification of directors or officers.

The Maryland Corporations

        Maryland General Corporation Law.    Under Section 2-418 of the Maryland General Corporation Law ("MDGCL"), a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan. Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the proceeding unless it is proven that (a) the act or omission of the director was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any director in connection with a proceeding by or in the right of the corporation if the director has been adjudged to be liable to the corporation. A director who has been successful in the defense of any proceeding described above shall be indemnified against reasonable expenses incurred in connection with the proceeding. The corporation may not indemnify a director in respect of any proceeding charging improper personal benefits to the director in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or by-laws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the director, may order indemnification if it determines that in view of all the relevant circumstances, the director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a director under certain circumstances, including a written undertaking by or on behalf of such director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

        A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify directors under Section 2-418 of the MDGCL.

        The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

        A corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, whether or not the corporation would have the power to indemnify a director or officer against liability under the provision of Section 2-418 of the MDGCL. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

  GDF, Inc.; READ's Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

  Rite Aid of Maryland, Inc.

        Articles of Incorporation.    Article Sixth of the Articles of Incorporation of Rite Aid of Maryland, Inc. provide that the corporation shall, to the fullest extent permitted by Section 64 of the MDGCL, indemnify all persons whom it shall have power to indemnify under such law.

The Massachusetts Corporation

        Massachusetts Business Corporation Act.    Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if (1) (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the corporation's articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws. Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director; and (2) if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions. Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

  PJC of Massachusetts, Inc.

        Articles of Organization and Bylaws.    Article VI of the Articles of Organization and Article X of the Bylaws of PJC of Massachusetts, Inc. provide that the corporation shall have the power to indemnify directors and officers in accordance with Massachusetts law.

  PJC Realty MA, Inc.

        Articles of Organization.    Article VI of the Articles of Organization of PJC of Realty MA, Inc. provides that no director shall be personally liable, notwithstanding any law imposing such liability. However, to the extent provided by applicable law, this provision shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 60, 62, or 64 of the MBCL, or (iv) for any transaction in connection with which such director derived an improper personal benefit.

        Bylaws.    Article V of the Bylaws of PJC Realty MA, Inc. provides that directors and officers shall be indemnified to the extent permitted by Massachusetts law. However, the corporation shall not indemnify any such person if such person shall be finally adjudged not to have acted in the best interests of corporation.

  Rite Aid of Massachusetts, Inc.

        Articles of Incorporation.    Article 6A of the Articles of Incorporation of Rite Aid of Massachusetts, Inc. provides that each director and officer of the corporation may be indemnified against all costs and expenses, however, the corporation shall not indemnify any such person with respect to any matter that he or she has been adjudicated in any proceeding not to have acting in good faith.

The Michigan Corporations

        Michigan Business Corporation Act.    Under Section 561 of the Michigan Business Corporation Act ("MIBCA"), a Michigan corporations may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

        Under Section 562 of the MIBCA, a Michigan corporation may also provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        The MIBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.

        Apex Drug Stores, Inc.; Perry Distributors, Inc.; Ram-Utica, Inc.; RDS Detroit, Inc.; Rite Aid of Michigan, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

  PDS-1 Michigan, Inc.

        Articles of Incorporation.    Article VIII of the Articles of Incorporation of PDS-1 Michigan, Inc. provides that directors shall not be personally liable for monetary damages to the corporation or its shareholders provided except for 1) a breach of the director's duty of loyalty to the corporation or its shareholders; 2) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; 3) a violation of Section 551(1) of the MIBCA; or 4) a transaction from which the director derived an improper personal benefit. Article VIII further provides that if the MIBCA is amended to authorize further elimination of liability of directors, then the liability of directors shall be limited to the fullest extent permitted by the amended MIBCA.

  Perry Drug Stores, Inc.

        Articles of Incorporation.    Article X of the Articles of Incorporation of Perry Drug Stores, Inc. provides that directors shall not be personally liable for monetary damages to the corporation or its shareholders provided except for (A) a breach of the director's duty of loyalty to the corporation or its shareholders; (B) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (C) a violation of Section 551(1) of the MIBCA; (D) a transaction from which the director derived an improper personal benefit; or (E) an act or omission occurring before the date Article X became effect. Article X further provides that if the MIBCA is amended to authorize further elimination of liability of directors, then the liability of directors shall be limited to the fullest extent permitted by the amended MIBCA.

The Michigan Limited Liability Companies

        Michigan Limited Liability Company Act.    Section 408 of the Michigan Limited Liability Company Act ("MLLCA") permits the limited liability company to indemnify and hold harmless any manager from and against any and all claims and demands sustained by reason of any acts or omissions as a manager, as provided in a contract with the manager or to the fullest extent provided by agency law, subject to certain exceptions. Section 408 further permits a limited liability company to purchase and maintain insurance on behalf of a manager against any liability or expense asserted against or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the company could indemnify him or her against liability.

        1740 Associates, LLC; Northline & Dix-Toledo-Southgate, LLC; Seven Mile and Evergreen-Detroit, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreements of limited liability companies above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the MLLCA, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

The Mississippi Corporation

        Mississippi Business Corporation Act.    The Mississippi Business Corporation Act ("MSBCA") empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MSBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

        Unless ordered by a court, under Section 79-4-8.54(a)(3) of the MSBCA, a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MSBCA; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity. The MSBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Also, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MSBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MSBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MSBCA and it is ultimately determined under the MSBCA that he has not met the relevant standard of conduct described in the MSBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

        A corporation may not indemnify a director as described above unless authorized by (i) if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; (ii) if there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with the MSBCA, in which authorization directors who do not qualify as disinterested directors may participate or (iii) the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization. A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

  K&B Mississippi Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

The New Hampshire Corporation

        New Hampshire Business Corporation Act.    Section 293-A:8.51 of the New Hampshire Business Corporation Act ("NHBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under NHBCA Section 293-A:8.53, a New Hampshire corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a New Hampshire corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A New Hampshire corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under NHBCA Sections 293-A:8.51 or 293-A:8.52.

  Rite Aid of New Hampshire, Inc.

        Articles of Agreement and Bylaws.    Neither the Articles of Agreement nor the Bylaws of Rite Aid of New Hampshire, Inc. contain provisions regarding the indemnification of directors or officers.

The New Jersey Corporations

        New Jersey Business Corporation Act.    Section 14A:3-5 of the New Jersey Business Corporation Act ("NJBCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful. Section 14A:3-5 of the NJBCA also empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        To the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith. Section 14A:3-5 further provides that indemnification provided for by Section 14A:3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled. The NJBCA also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under NJBCA Section 14A:3-5.

        657-659 Broad St. Corp.; Lakehurst and Broadway Corporation; Rite Aid of New Jersey, Inc.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The New York Corporations

        New York Business Corporation Law.    Section 722(a) of the New York Business Corporation Law ("NYBCL") provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, including an action by or on the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

        Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

  Rite Aid of New York, Inc.; Rite Aid Rome Distribution Center, Inc.

        Certificate of Incorporation and Bylaws.    Neither the Certificates of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The North Carolina Corporation

        North Carolina Business Corporation Act.    Section 55-8-51 of the North Carolina Business Corporation Act ("NCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any proceeding charging improper benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

        Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

  Rite Aid of North Carolina, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporation contain provisions regarding the indemnification of directors or officers.

  EDC Drug Stores, Inc.

        Articles of Incorporation.    Article Six of the Articles of Incorporation of EDC Drug Stores, Inc. provides that a director of the corporation shall not be personally liable for monetary damages for breach of any duty as a director except and only to the extent applicable law restricts the effectiveness of this provision.

        Bylaws.    Article X of the Bylaws of EDC Drug Stores, Inc. provides that directors and officers of the corporation shall have the right to be indemnified by the corporation to the fullest extent permitted by law.

The Ohio Corporations

        Ohio General Corporation Law.    Pursuant to Section 1701.13(E) of the Ohio Revised Code, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the corporation unless, and only to the extent that, the court of common please or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common please or such other court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code. An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

        The indemnification provided for in Section 1701.13(E) of the Ohio Revised Code is not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

        4042 Warrensville Center Road-Warrensville Ohio, Inc.; 5600 Superior Properties, Inc.; Broadview and Wallings-Broadview Heights Ohio, Inc.; Rite Aid of Ohio, Inc.; The Lane Drug Company

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Ohio Limited Liability Companies

        Ohio Limited Liability Companies Law.    Pursuant to Section 1705.32(A) of the Ohio Revised Code, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the limited liability company) by reason of the fact that he or she is or was a manager, member, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the company and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the company, a limited liability company may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the company unless, and only to the extent that, the court of common please or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common please or such other court shall deem proper. An Ohio limited liability company is required to indemnify a manager or officer against expenses actually and reasonably incurred to the extent that the manager or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the manager or officer is or was a manager or officer of the company.

        The statutory right of indemnification is not exclusive in Ohio, and a limited liability company may, among other things, grant rights to indemnification under the limited liability company's operating agreement or other agreements. Ohio limited liability companies are also specifically authorized to procure insurance against any liability that may be asserted against managers and officers, whether or not the limited liability company would have the power to indemnify such persons.

        764 South Broadway-Geneva, Ohio, LLC; Gettysburg and Hoover-Dayton, Ohio, LLC; Mayfield & Chillicothe Roads-Chesterland, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreement of limited liability company above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the Ohio Limited Liability Company Act, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

The Pennsylvania Corporations

        Pennsylvania Business Corporation Law.    Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law ("PABCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the corporation unless, and only to the extent that, the court of common please or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common please or such other court shall deem proper. A Pennsylvania corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

        Section 1746 of the PABCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Keystone Centers, Inc.; Rite Aid of Pennsylvania, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Rhode Island Corporation

        Rhode Island Business Corporation Act.    The Rhode Island Business Corporation Act (the "RIBCA") generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he or she has met the applicable standards of conduct and that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the shareholders that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

  537 Elm Street Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of 537 Elm Street Corporation contain provisions regarding the indemnification of directors or officers.

The South Carolina Corporation

        South Carolina Business Corporation Act.    The South Carolina Business Corporation Act of 1988 ("SCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under the SCBCA, a South Carolina corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the statute.

        MC Woonsocket, Inc.; PJC of Cranston, Inc.; PJC of East Providence, Inc.; PJC of Rhode Island, Inc.; P.J.C. of West Warwick, Inc.

        Bylaws.    Article IX of the Bylaws of the above corporations provides that the corporation shall have the power to indemnify and reimburse directors and officers as provided for in Section 7-1.1-4.1 of the Business Corporation Act of the State of Rhode Island, including any amendment or substitutions for such Section which may be made from time to time.

  P.J.C. of West Warwick, Inc.

        Bylaws.    Article XIII of the Bylaws of P.J.C. of West Warwick, Inc. provides that the corporation shall indemnify any director or officer to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, if such person acted in good faith and in a manner he or she reasonably believed to be in the in or not opposed to the best interest if the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

  Rite Aid of South Carolina, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of South Carolina, Inc. contain provisions regarding the indemnification of directors or officers.

The Tennessee Corporations

        Tennessee Business Corporation Act.    The Tennessee Business Corporation Act ("TNBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under the TNBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the statute.

  K&B Tennessee Corporation

        Articles of Incorporation.    Article 8 of the Articles of Incorporation of K&B Tennessee Corporation provides that except as specifically limited in Section 48-18-502 of the TNBCA, the corporation shall indemnify liability incurred by a director or officer if such person conducted himself or herself in good faith and believed that their conduct was in the corporation's best interest or at least not opposed to the corporation's best interest.

  Rite Aid of Tennessee, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Tennessee, Inc. contain provisions regarding the indemnification of directors or officers.

The Texas Corporation

        Texas Business Corporation Act.    Article 2.02-1 of the Texas Business Corporation Act ("TXBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TXBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 of the TXBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TXBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 of the TXBCA a corporation may (1) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors, (2) indemnify and advance expenses to directors and such other persons identified in (1) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (3) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (1) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

  K&B Texas Corporation

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of K&B Texas Corporation contain provisions regarding the indemnification of directors or officers.

The Vermont Corporation

        Vermont Business Corporation Act.    The Vermont Business Corporation Act ("VTBCA") generally empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any proceeding brought by a governmental entity, he had no reasonable cause to believe his conduct was unlawful and he is not finally found to have engaged in a reckless or intentional unlawful act. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the VTBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 8.51 of the VTBCA; (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the statute.

  Maxi Green Inc.; PJC of Vermont

        Articles of Incorporation.    Article VIII of the Articles of Incorporation of the above corporations provides that, to the extent permitted by Section 2.02(b)(4) of the VTBCA, as the same may be supplemented and amended, no director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of the Vermont Business Corporation Act, as the same may be supplemented and amended.

        Bylaws.    Article V of the Bylaws of the above corporations provides that the corporation shall indemnify all persons whom it shall have the power to indemnify under the VTBCA, but only if the corporation authorized the payment and made a determination of the director's conduct in accordance with the VTBCA.

  Rite Aid of Vermont, Inc.

        Articles of Association.    Article Sixth of the Articles of Association of Rite Aid of Vermont, Inc. provides that the corporation shall indemnify all persons whom it shall have the power to indemnify under the VTBCA to the fullest extent permitted by the VTBCA.

The Virginia Corporations

        Virginia Stock Corporation Act.    The Virginia Stock Corporation Act ("VASCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard in the preceding sentence; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the VASCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 13.1-697 of the VASCA; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if the director is not entitled to mandatory indemnification under Section 13.1-698 of the VASCA and it is ultimately determined that he did not meet the relevant standard of conduct. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the VASCA.

  England Street-Asheland Corporation; Rite Aid of Virginia, Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of the above corporations contain provisions regarding the indemnification of directors or officers.

The Virginia Limited Liability Companies

        Virginia Limited Liability Company Act.    Section 13.1-1009 of the Virginia Limited Liability Company Act ("VALLCA") permits a Virginia limited liability company, subject to the standards and restrictions set forth in its articles of organization or operating agreement, to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, and to pay for or reimburse any member, manager or other person for reasonable expenses incurred by such a person who is party to a proceeding in advance of final disposition of the proceeding.

  112 Burleigh Avenue Norfolk, LLC

        Operating Agreement.    Section 3.11 of Article III of the Operating Agreement of limited liability company above provides that managers who perform the duties of the managers shall not be personally liable to the company or to any member for any loss or damage sustained by the company or any member, unless (i) the manager has breached or failed to perform the duties of its position under the DLLCA, the Certificate of Formation or the Operating Agreement and (ii) the failure to perform constitutes self-dealing, willful misconduct or recklessness by the manager. Article VI of the Operating Agreement provides that the company shall indemnify indemnified representatives against liability incurred in connection with any proceeding in which the indemnified representative is involved as a party, except: (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined (i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (ii) to be based upon or attributable to the receipt by the indemnified representative by the company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

  Fairground, LLC

        Operating Agreement.    Section 3.14 of Article III of the Operating Agreement of Fairground, LLC provides that managers and members shall be indemnified to the maximum extent permitted under Section 13.1-1025 of the VALLCA.

The Washington Corporation

        Washington Business Corporation Act.    The Washington Business Corporation Act ("WABCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WABCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 23B.08.510 of the WABCA; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the relevant standard of conduct. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WABCA.

  5277 Associates, Inc.

        Certificate of Incorporation.    Article VI of the Certificate of Incorporation of 5227 Associates, Inc. provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for his or her conduct as a director, except for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (ii) conduct violating WABCA 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit to which the director is not legally entitled. If the WABCA is amended to further eliminate personal liability of directors, then the liability of directors of the corporation shall be deemed to be eliminated to the fullest extent of the law.

The Washington, D.C. Corporation

        District of Columbia Business Corporation Act.    The District of Columbia Business Corporation Act provides that a corporation organized under the laws of the District of Columbia has the right to indemnify any and all directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation or of such other corporation, except in relation to matters as to which any such director or officer or former director or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be untitled under any bylaw, agreement or otherwise.

  Rite Aid of Washington, D.C., Inc.

        Articles of Incorporation and Bylaws.    Neither the Articles of Incorporation nor the Bylaws of Rite Aid of Washington, D.C., Inc. contain provisions regarding the indemnification of directors or officers.

The West Virginia Corporation

        West Virginia Business Corporation Act.    The West Virginia Business Corporation Act ("WVBCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; and (B) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding; or (2) in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WVBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct; and (2) the director furnishes the corporation a written undertaking to repay the advance if the director is not entitled to mandatory indemnification under the WVBCA and it is ultimately determined that he did not meet the relevant standard of conduct. A corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WVBCA.

  Rite Aid of West Virginia, Inc.

        Certificate of Incorporation.    Article III of the Certificate of Incorporation of Rite Aide of West Virginia, Inc. provides that directors and officers shall be indemnified by the corporation against all expenses and liabilities except in such cases wherein the director or officer is adjudged liable for negligence or misconduct in the performance of his duties as a director or officer.

Item 16. List of Exhibits.

        The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of

1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania on June 26, 2008.

RITE AID CORPORATION
By:	/s/ MARY F. SAMMONS Name: Mary F. Sammons Title: Chairman of the Board, President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MARY F. SAMMONS Mary F. Sammons	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 26, 2008
* Kevin Twomey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 26, 2008
* Douglas E. Donley	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 26, 2008
* Joseph B. Anderson, Jr.	Director	June 26, 2008
* Michael A. Friedman, MD	Director	June 26, 2008
* George G. Golleher	Director	June 26, 2008
* Robert J. Miller	Director	June 26, 2008
* Philip G. Satre	Director	June 26, 2008

* Jonathan D. Sokoloff	Director	June 26, 2008
* Marcy Syms	Director	June 26, 2008
*	/s/ ROBERT B. SARI Robert B. Sari Attorney-In-Fact

SIGNATURES AND POWERS OF ATTORNEY

        Each person whose signature appears below authorizes Robert B. Sari and Kevin Twomey as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this registration statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462 (b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above- described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MICHAEL COUTU Michael Coutu	Non-Executive Co-chairman of the Board	June 26, 2008
/s/ ANDRE BELZILE Andre Belzile	Director	June 26, 2008
/s/ FRANCOIS J. COUTU Francois J. Coutu	Director	June 26, 2008
/s/ DENNIS WOOD Dennis Wood	Director	June 26, 2008
/s/ JAMES L. DONALD James L. Donald	Director	June 26, 2008
/s/ MICHAEL N. REGAN Michael N. Regan	Director	June 26, 2008

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania on June 26, 2008.

112 BURLEIGH AVENUE NORFOLK, LLC
1515 WEST STATE STREET BOISE, IDAHO, LLC
1740 ASSOCIATES, LLC
3581 CARTER HILL ROAD-MONTGOMERY CORP.
4042 WARRENSVILLE CENTER ROAD-WARRENSVILLE OHIO, INC.
5277 ASSOCIATES, INC.
537 ELM STREET CORPORATION
5600 SUPERIOR PROPERTIES, INC.
657-659 BROAD ST. CORP.
764 SOUTH BROADWAY-GENEVA, OHIO, LLC
ANN & GOVERNMENT STREETS-MOBILE, ALABAMA, LLC
APEX DRUG STORES, INC.
BROADVIEW AND WALLINGS-BROADVIEW HEIGHTS OHIO, INC.
CENTRAL AVENUE & MAIN STREET PETAL-MS, LLC
EAGLE MANAGED CARE CORP.
EIGHTH AND WATER STREETS-URICHSVILLE, OHIO, LLC
ENGLAND STREET-ASHELAND CORPORATION
FAIRGROUND, LLC
GDF, INC.
GETTYSBURG AND HOOVER-DAYTON, OHIO, LLC
HARCO, INC.
K&B ALABAMA CORPORATION
K&B LOUISIANA CORPORATION
K&B MISSISSIPPI CORPORATION
K&B SERVICES, INCORPORATED
K&B TENNESSEE CORPORATION
K&B TEXAS CORPORATION
K&B, INCORPORATED
KEYSTONE CENTERS, INC.
LAKEHURST AND BROADWAY CORPORATION
MAYFIELD & CHILLICOTHE ROADS-CHESTERLAND, LLC
MUNSON & ANDREWS, LLC
NAME RITE, LLC
NORTHLINE & DIX-TOLEDO-SOUTHGATE, LLC
PATTON DRIVE AND NAVY BOULEVARD PROPERTY CORPORATION
PDS-1 MICHIGAN, INC.
PAW PAW LAKE ROAD & PAW PAW AVENUE-COLOMA, MICHIGAN, LLC
PERRY DISTRIBUTORS, INC.
PERRY DRUG STORES, INC.
RAM-UTICA, INC.

RDS DETROIT, INC.
READ'S INC.
RITE AID DRUG PALACE, INC.
RITE AID HDQTRS. CORP.
RITE AID OF ALABAMA, INC.
RITE AID OF CONNECTICUT, INC.
RITE AID OF DELAWARE, INC.
RITE AID OF FLORIDA, INC.
RITE AID OF GEORGIA, INC.
RITE AID OF ILLINOIS, INC.
RITE AID OF INDIANA, INC.
RITE AID OF KENTUCKY, INC.
RITE AID OF MAINE, INC.
RITE AID OF MARYLAND, INC.
RITE AID OF MASSACHUSETTS, INC.
RITE AID OF MICHIGAN, INC.
RITE AID OF NEW HAMPSHIRE, INC.
RITE AID OF NEW JERSEY, INC.
RITE AID OF NEW YORK, INC.
RITE AID OF NORTH CAROLINA, INC.
RITE AID OF OHIO, INC.
RITE AID OF PENNSYLVANIA, INC.
RITE AID OF SOUTH CAROLINA, INC.
RITE AID OF TENNESSEE, INC.
RITE AID OF VIRGINIA, INC.
RITE AID OF WASHINGTON, D.C., INC.
RITE AID OF WEST VIRGINIA, INC.
RITE AID REALTY CORP.
RITE AID ROME DISTRIBUTION CENTER, INC.
RITE AID SERVICES, LLC
RITE AID TRANSPORT, INC.
RX CHOICE, INC.
SEVEN MILE AND EVERGREEN-DETROIT, LLC
SILVER SPRINGS ROAD-BALTIMORE, MARYLAND/ONE, LLC
SILVER SPRINGS ROAD-BALTIMORE, MARYLAND/TWO, LLC
STATE & FORTIFICATION STREETS-JACKSON, MISSISSIPPI, LLC
STATE STREET AND HILL ROAD-GERARD, OHIO, LLC
THE LANE DRUG COMPANY
THRIFTY CORPORATION
TYLER AND SANDERS ROADS, BIRMINGHAM-ALABAMA, LLC
By:	/s/ ROBERT B. SARI Name: Robert B. Sari Title: Vice President and Secretary and Director

SIGNATURES AND POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Kevin Twomey	President (Principal Executive Officer)	June 26, 2008
* Douglas Donley	Vice President (Principal Financial Officer) (Principal Accounting Officer)	June 26, 2008
/s/ ROBERT B. SARI Robert B. Sari	Vice President, Secretary and Director	June 26, 2008
* Christopher Hall	Vice President and Director	June 26, 2008
*	/s/ ROBERT B. SARI Robert B. Sari Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on June 26, 2008.

RITE FUND, INC. RITE INVESTMENTS CORP. RITE AID HDQTRS. FUNDING, INC.
By:	/s/ BARRY A. CROZIER Name: Barry A. Crozier Title: President and Director

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ BARRY A. CROZIER Barry A. Crozier	President and Director (Principal Executive Officer)	June 26, 2008
* Glenn Gershenson	Treasurer (Principal Financial Officer) (Principal Accounting Officer)	June 26, 2008
* Kenneth C. Black	Director	June 26, 2008
* Matthew Schroeder	Director	June 26, 2008
*	/s/ ROBERT B. SARI Robert B. Sari Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania on June 26, 2008.

THRIFTY PAYLESS, INC.
By:	/s/ CHARLES KIBLER Name: Charles Kibler Title: President and Director

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ CHARLES KIBLER Charles Kibler	President and Director (Principal Executive Officer)	June 26, 2008
* Kenneth C. Black	Vice President (Principal Financial Officer) (Principal Accounting Officer)	June 26, 2008
* I. Lawrence Gelman	Vice President, Secretary and Director	June 26, 2008
*	/s/ ROBERT B. SARI Robert B. Sari Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania on June 26, 2008.

RITE AID OF VERMONT, INC.
By:	/s/ ROBERT B. SARI Name: Robert B. Sari Title: Vice President, Secretary and Director

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Kevin Twomey	President (Principal Executive Officer)	June 26, 2008
* Douglas Donley	Vice President (Principal Financial Officer) (Principal Accounting Officer)	June 26, 2008
/s/ ROBERT B. SARI Robert B. Sari	Vice President, Secretary and Director	June 26, 2008
* Maureen Orzell	Director	June 26, 2008
* Steven Lawson	Director	June 26, 2008
*	/s/ ROBERT B. SARI Robert B. Sari Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on June 26, 2008.

BROOKS PHARMACY, INC.
ECKERD CORPORATION
ECKERD FLEET, INC.
EDC DRUG STORES, INC.
GENOVESE DRUG STORES, INC.
MAXI DRUG NORTH, INC.
MAXI DRUG SOUTH, L.P.
MAXI DRUG, INC.
MAXI GREEN INC.
MC WOONSOCKET, INC.
P.J.C. DISTRIBUTION, INC.
P.J.C. OF WEST WARWICK, INC.
P.J.C. REALTY CO., INC.
PJC DORCHESTER REALTY LLC
PJC EAST LYME REALTY LLC
PJC HAVERHILL REALTY LLC
PJC HERMITAGE REALTY LLC
PJC HYDE PARK REALTY LLC
PJC LEASE HOLDINGS, INC.
PJC MANCHESTER REALTY LLC
PJC MANSFIELD REALTY LLC
PJC NEW LONDON REALTY LLC
PJC OF CRANSTON, INC.
PJC OF EAST PROVIDENCE, INC.
PJC OF MASSACHUSETTS, INC.
PJC OF RHODE ISLAND, INC.
PJC OF VERMONT, INC.
PJC PETERBOROUGH REALTY LLC
PJC PROVIDENCE REALTY LLC
PJC REALTY MA, INC.
PJC REALTY N.E. LLC
PJC REVERE REALTY LLC
PJC SPECIAL REALTY HOLDINGS, INC.
THE JEAN COUTU GROUP (PJC) USA, INC.
THRIFT DRUG SERVICES, INC.
THRIFT DRUG, INC.
By:	/s/ ROBERT B. SARI Name: Robert B. Sari Title: Vice President, Secretary and Director

SIGNATURES AND POWERS OF ATTORNEY

        Each person whose signature appears below authorizes Robert B. Sari and Kevin J. Twomey as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this registration statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462 (b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ KEVIN J. TWOMEY Kevin J. Twomey	President (Principal Executive Officer)	June 26, 2008
/s/ ROBERT B. SARI Robert B. Sari	Vice President, Secretary and Director	June 26, 2008
/s/ CHRISTOPHER HALL Christopher Hall	Vice President and Director	June 26, 2008

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on June 26, 2008.

JCG HOLDINGS (USA), INC.
EDC LICENSING, INC.
JCG (PJC) USA, LLC
By:	/s/ BARRY A. CROZIER Name: Barry A. Crozier Title: President and Director

SIGNATURES AND POWERS OF ATTORNEY

        Each person whose signature appears below authorizes Robert B. Sari and Kevin J. Twomey as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this registration statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462 (b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARRY A. CROZIER Barry A. Crozier	President and Director	June 26, 2008
/s/ KENNETH C. BLACK Kenneth C. Black	Director	June 26, 2008
/s/ MATTHEW SCHROEDER Matthew Schroeder	Director	June 26, 2008

EXHIBIT INDEX

Exhibit Numbers	Description	Incorporation By Reference To

1.1	Form of Underwriting Agreement for common stock, preferred stock warrants and debt securities*
2.1	Stock Purchase Agreement, dated August 23, 2006, by and between Rite Aid Corporation and The Jean Coutu Group (PJC) Inc.	Exhibit 2 to Form 8-K, filed on August 24, 2006
2.2
	Amended and Restated Stockholder Agreement, dated August 23, 2006, amended and restated as of June 4, 2007, by and between Rite Aid Corporation, The Jean Coutu Group (PJC) Inc., Jean Coutu, Marcelle Coutu, Francois J. Coutu, Michel Coutu, Louis Coutu, Sylvie Coutu and Marie-Josee Coutu	Exhibit 2.2 to Form 10-Q, filed on July 12, 2007
2.3	Registration Rights Agreement, dated August 23, 2006, by and between Rite Aid Corporation and The Jean Coutu Group (PJC) Inc.	Exhibit 10.2 to Form 8-K, filed on August 24, 2006
3.1	Restated Certificate of Incorporation dated December 12, 1996	Exhibit 3(i) to Form 8-K, filed on November 2, 1999
3.2	Certificate of Amendment to the Restated Certificate of Incorporation dated February 22, 1999	Exhibit 3(ii) to Form 8-K, filed on November 2, 1999
3.3	Certificate of Amendment to the Restated Certificate of Incorporation dated June 27, 2001	Exhibit 3.4 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
3.4	Certificate of Amendment to the Restated Certificate of Incorporation dated June 4, 2007	Exhibit 4.4 to Registration Statement on Form S-8, File No. 333-146531, filed on October 5, 2007
3.5	7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation dated January 28, 2005	Exhibit 3.2 to Form 8-K, filed on February 2, 2005
3.6	6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation dated January 28, 2005	Exhibit 3.3 to Form 8-K, filed on February 2, 2005
3.7	5.5% Series I Mandatory Convertible Preferred Stock Certificate of Designation dated August 2, 2005	Exhibit 3.1 to Form 8-K, filed on August 24, 2005
3.8	Amended and Restated By-laws	Exhibit 3.1 to Form 8-K, filed on April 13, 2007
3.9	Amendment to Sections 1, 3 and 4 of Article V of Amended and Restated By-laws	Exhibit 3.1 to Form 8-K, filed on December 21, 2007

4.1
	Indenture, dated August 1, 1993, by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4A to Registration Statement on Form S-3, File No. 033-63794, filed on June 3, 1993
4.2
	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association as successor to Morgan Guaranty Trust Company of New York, to the Indenture dated as of August 1, 1993, relating to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4.1 to Form 8-K filed on February 7, 2000
4.3
	Indenture, dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.4
	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings Bank, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.5	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.6
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of April 22, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.6 to Form 10-Q, filed on January 9, 2008
4.7	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
4.8
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of May 20, 2003 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 9.25% Senior Notes due 2013	Exhibit 4.8 to Form 10-Q, filed on January 9, 2008
4.9
	Indenture, dated as of January 11, 2005, among Rite Aid Corporation, the subsidiary guarantors described therein, and BNY Midwest Trust Company, as trustee, related to the Company's 7.5% Senior Secured Notes due 2015	Exhibit 99.2 to Form 8-K, filed on January 13, 2005

4.10
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of January 11, 2005 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 7.5% Senior Secured Notes due 2015	Exhibit 4.10 to Form 10-Q, filed on January 9, 2008
4.11
	Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 99.1 to Form 8-K, filed on February 26, 2007
4.12
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of February 21, 2007 between Rite Aid Corporation and BNY Midwest Trust Company, related to the Company's 7.5% Senior Secured Notes due 2017	Exhibit 4.12 to Form 10-Q, filed on January 9, 2008
4.13	Indenture, dated as of February 21, 2007, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 8.625% Senior Notes due 2015	Exhibit 99.2 to Form 8-K, filed on February 26, 2007
4.14
	Supplemental Indenture, dated as of June 4, 2007, between Rite Aid Corporation, the subsidiaries named therein and The Bank of New York Trust Company, N.A. to the Indenture dated as of February 21, 2007 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's 8.625% Senior Secured Notes due 2015	Exhibit 4.14 to Form 10-Q, filed on January 9, 2008
4.15
	Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.375% Senior Notes due 2015	Exhibit 4.1 to Form 8-K, filed on June 6, 2007
4.16
	Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.5% Senior Notes due 2017	Exhibit 4.2 to Form 8-K, filed on June 6, 2007
4.17	Indenture, dated as of May 29, 2008 between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's Senior Debt Securities	Exhibit 4.1 to Form 8-K, filed on June 2, 2008

4.18
	First Supplemental Indenture, dated as of May 29, 2008 between Rite Aid Corporation and The Bank of New York Trust Company, N.A. related to the Company's 8.5% Convertible Notes due 2015, to the Indenture dated as of May 29, 2008 between Rite Aid Corporation and The Bank of New York Trust Company, N.A., related to the Company's Senior Debt Securities	Exhibit 4.2 to Form 8-K, filed on June 2, 2008
4.19
	First Amendment and Restatement and Waiver dated as of June 4, 2007, to the Amendment and Restatement Agreement dated as of November 8, 2006, relating to the Credit Agreement dated as of June 27, 2001, as amended and restated as of September 30, 2005 among Rite Aid Corporation, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and collateral processing agent and Bank of America, N.A., as syndication agent	Exhibit 10.2 to Form 10-Q, filed on July 12, 2007
4.20
	Credit Agreement, dated as of June 27, 2001, as amended and restated as of June 4, 2007, among Rite Aid Corporation, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral processing agent, and Bank of America, N.A., as syndication agent	Exhibit 10.2 to Form 10-Q, filed on July 12, 2007
4.21	Representative Supplement No. 1 to the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of January 11, 2005, by BNY Midwest Trust Company, as Trustee	Exhibit 4.29 to Form 10-K, filed on April 29, 2008
4.22	Representative Supplement No. 2 to the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of February 21, 2007, by the Bank of New York Trust Company, N.A., as Trustee	Exhibit 4.30 to Form 10-K, filed on April 29, 2008
4.23
	Amendment and Restatement Agreement, dated as of November 8, 2006, relating to the Credit Agreement dated as of June 27, 2001, as amended and restated as of September 30, 2005, among Rite Aid Corporation, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and collateral processing agent and Bank of America, N.A., as syndication agent	Exhibit 10.1 to Form 8-K, filed on November 15, 2006
4.24	Definitions Annex to the Senior Loan Documents and the Second Priority Debt Documents	Exhibit 4.12 to Form 10-Q, filed on October 3, 2005
4.25
	Second Amendment, dated as of September 30, 2005, to the Amended and Restated Collateral Trust and Intercreditor Agreement, as amended and restated as of May 28, 2003, among Rite Aid Corporation and its subsidiaries that are a party thereto, the collateral trustees, the collateral processing co-agents and the trustees of various indentures covered by this agreement	Exhibit 4.13 to Form 10-Q, filed on October 3, 2005

4.26
	First Amendment, dated as of September 22, 2004, to the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001, among Rite Aid Corporation, the Subsidiary Guarantors (named therein), Wilmington Trust Company, as collateral trustee; the senior collateral processing co-agents (named therein) and the senior collateral agents (named therein).	Exhibit 10.2 to Form 10-Q filed on September 25, 2004
4.27
	Fourth Amendment, dated as of June 4, 2007 to the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001, among Rite Aid Corporation, the Subsidiary Guarantors (named therein), Wilmington Trust Company, as collateral trustee; the senior collateral processing co-agents (named therein) and the senior collateral agents (named therein).	Filed herewith
4.28
	Amended and Restated Collateral Trust and Intercreditor Agreement dated as of May 28, 2003, among Rite Aid Corporation, each Subsidiary of Rite Aid named therein or which becomes a party hereto, Wilmington Trust Company, as collateral trustee for the holders from time to time of the Second Priority Debt Obligations, Citicorp North America, Inc., as senior collateral processing co-agent, JPMorgan Chase Bank, as senior collateral processing co-agent for the Senior Secured Parties under the Senior Loan Documents, U.S. Bank and Trust, as trustee under the 12.5% Note Indenture, BNY Midwest Trust Company, as trustee under the 9.5% Note Indenture and as trustee under the 8.125% Note Indenture, and each other Second Priority Representative which becomes a party thereto.	Exhibit 10.2 to Form 8-K, filed on May 30, 2003
4.29
	Amendment No. 4 to Receivables Financing Agreement and Consent, dated as of November 9, 2006, by and among Rite Aid Funding II, CAFCO, LLC, Jupiter Securitization Corporation, Variable Funding Capital Company LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., as investor agent, Wachovia Bank, National Association, as investor agent, Citicorp North America, Inc., as investor agent and program agent, Rite Aid Hdqtrs. Funding, Inc., as collection agent, and certain other parties thereto as originators	Exhibit 10.2 to Form 8-K filed on November 15, 2006
4.30
	Amendment No. 7 to Receivables Financing Agreement and Consent, dated as of September 18, 2007, by and among Rite Aid Funding II, CAFCO, LLC, CRC Funding, LLC, Falcon Asset Securitization Company LLC, Variable Funding Capital Company LLC, Citibank, N.A., JPMorgan Chase Bank, NA., Wachovia Bank, National Association, Citicorp North America, Inc., Rite Aid Hdqtrs. Funding, Inc., as collection agent, and certain other parties thereto as originators	Exhibit 10.3 to Form 10-Q, filed on October 10, 2007

4.31
	Senior Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and as supplemented as of September 27, 2004, among the Subsidiary Guarantors and Citicorp North America, Inc., as collateral processing agent	Exhibit 10.31 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.32
	Senior Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, as supplemented by Supplement No. 1 dated as of June 27, 2004, and as amended and restated as of September 22, 2004 by the Subsidiary Guarantors in favor of the Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as collateral processing co-agents	Exhibit 10.32 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.33
	Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and supplemented as of September 27, 2004, among Rite Aid Corporation, the Subsidiary Guarantors, and Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as collateral processing co-agents	Exhibit 4.27 to Form 10-K, filed on April 29, 2008
4.34
	Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and as supplemented as of January 5, 2005, among the Subsidiary Guarantors and Wilmington Trust Company, as collateral agent	Exhibit 10.34 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.35
	Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, as supplemented as of January 5, 2005, and as amended in the Reaffirmation Agreement and Amendment dated as of January 11, 2005, by the Subsidiary Guarantors in favor of Wilmington Trust Company, as collateral trustee.	Exhibit 10.35 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.36
	Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and as supplemented as of January 5, 2005, among the Subsidiary Guarantors and Wilmington Trust Company, as collateral agent	Exhibit 4.33 to Form 10-K, filed on April 29, 2008
4.37
	Participation Agreement, dated as of June 27, 2001, among Rite Aid Realty Corp., as lessee, Rite Aid Corporation, as guarantor, Wells Fargo, as trustee and lessor, the persons named therein as note holders and certificate holders and Citicorp USA, Inc., as administrative agent	Exhibit 10.38 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.38
	Amendment No. 1 to the Participation Agreement, dated as of June 27, 2001, dated as of February 22, 2002, among Rite Aid Realty Corp., as lessee, Rite Aid Corporation, as guarantor, Wells Fargo, as trustee and lessor, the persons named therein as note holders and certificate holders and Citicorp USA, Inc., as administrative agent	Exhibit 10.29 to Form 10-K, filed on May 2, 2003

4.39
	Amendment No. 2 to the Participation Agreement, dated as of June 27, 2001, dated as of December 23, 2002, among Rite Aid Realty Corp., as lessee, Rite Aid Corporation, as guarantor, Wells Fargo, as trustee and lessor, the persons named therein as note holders and certificate holders and Citicorp USA, Inc., as administrative agent	Exhibit 10.30 to Form 10-K, filed on May 2, 2003
4.40
	Amendment No. 3 to the Participation Agreement, dated as of June 27, 2001, dated as of February 6, 2003, among Rite Aid Realty Corp., as lessee, Rite Aid Corporation, as guarantor, Wells Fargo, as trustee and lessor, the persons named therein as note holders and certificate holders and Citicorp USA, Inc., as administrative agent	Exhibit 10.31 to Form 10-K, filed on May 2, 2003
4.41
	The Receivables Financing Agreement, dated as of September 21, 2004, by and among Rite Aid Funding I, as borrower, Rite Aid Hdqtrs. Funding, Inc., as collection agent, Citicorp North America, Inc., as program agent and as an investor agent, Citibank, N.A., as a bank, Wachovia Bank, National Association, as an investor agent and as a bank, JPMorgan Chase Bank, N.A. (as successor to Bank One, NA), as an investor agent and as a bank, CAFCO, LLC, as an investor, Falcon Asset Securitization Company LLC (as successor to Jupiter Securitization Corporation), as an investor, Variable Funding Capital Company LLC (as successor to Blue Ridge Asset Funding Corporation), as an investor, and Rite Aid Corporation and the companies named therein, as originators	Exhibit 10.3 to Form 10-Q, filed on September 28, 2004
4.42
	The Originator Purchase Agreement, dated as of September 21, 2004, by and among Rite Aid Hdqtrs. Funding, Inc., as purchaser and as collection agent, Rite Aid Corporation, as parent, and the companies named therein, as sellers	Exhibit 10.4 to Form 10-Q, filed on September 28, 2004
4.43	The Secondary Purchase Agreement, dated as of September 21, 2004, between Rite Aid Hdqtrs. Funding, Inc., as seller and as collection agent, and Rite Aid Funding I, as purchaser	Exhibit 10.5 to Form 10-Q, filed on September 28, 2004
4.44	The Tertiary Purchase Agreement, dated as of September 21, 2004, among Rite Aid Funding I, as seller, Rite Aid Funding II, as purchaser, and Rite Aid Hdqtrs. Funding, Inc., as collection agent	Exhibit 10.6 to Form 10-Q, filed on September 28, 2004
4.45
	The Intercreditor Agreement, dated as of September 22, 2004, by and among Rite Aid Hdqtrs. Funding, Inc., Rite Aid Funding I, Rite Aid Funding II, Citicorp North America, Inc., as program agent and senior collateral agent, JPMorgan Chase Bank and Rite Aid Corporation and the companies named therein	Exhibit 10.7 to Form 10-Q, filed on September 28, 2004
4.46	Form of Senior Secured Indenture	Filed herewith

4.47	Form of Subordinated Indenture	Exhibit 4.12 to Registration Statement on Form S-3A, File No. 333-121636, filed on January 14, 2005
4.48	Form of any Senior Note with respect to each particular series of Senior Notes or Senior Secured Notes issued hereunder*
4.49	Form of any Subordinated Note with respect to each particular series of Subordinated Notes issued hereunder*
4.50	Certificate of designation, preferences and rights with respect to any preferred stock issued hereunder*
4.51	Form of Debt Warrant Agreement*
4.52	Form of Debt Warrant Certificate*
4.53	Form of Stock Warrant Agreement*
4.54	Form of Stock Warrant Certificate*
5.1	Opinion of Robert B. Sari, Esq.	Filed herewith
23.1	Consent of Deloitte & Touche, LLP	Filed herewith
23.2	Consent of Deloitte & Touche, LLP, relating to The Jean Coutu Group (PJC) USA, Inc.	Filed herewith
23.3	Consent of Robert B. Sari, Esq.	Included in Exhibit 5.1
24.1	Powers of Attorney	Previously filed or included on the signature pages hereto
25.1	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, under the Senior Secured Indenture	Filed herewith
25.2	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, under the Senior Indenture	Filed herewith
25.3	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, under the Subordinated Indenture	Filed herewith

*
To be filed either by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

Schedule I

Additional Registrants

112 Burleigh Avenue Norfolk,
    LLC
1515 West State Street Boise,
    Idaho, LLC
1740 Associates, LLC
3581 Carter Hill Road—
    Montgomery Corp.
4042 Warrensville Center Road—
    Warrensville Ohio, Inc.
5277 Associates, Inc.
537 Elm Street Corporation
5600 Superior Properties, Inc.
657-659 Broad St. Corp.
764 South Broadway—
    Geneva, Ohio, LLC
Ann & Government Streets—
    Mobile, Alabama, LLC
Apex Drug Stores, Inc.
Broadview and Wallings—
    Broadview Heights Ohio, Inc.
Brooks Pharmacy, Inc.
Central Avenue & Main
    Street Petal-MS, LLC
Eagle Managed Care Corp.
Eckerd Corporation
Eckerd Fleet, Inc.
EDC Drug Stores, Inc.
EDC Licensing, Inc.
Eighth and Water Streets—
    Urichsville, Ohio, LLC
England Street—Asheland
    Corporation
Fairground, LLC
GDF, Inc.
Genovese Drug Stores, Inc.
Gettysburg and Hoover—
    Dayton, Ohio, LLC
Harco, Inc.
JCG (PJC) USA, LLC
JCG Holdings (USA), Inc.
K&B Alabama Corporation
K&B Louisiana Corporation
K&B Mississippi Corporation
K&B Services, Incorporated
K&B Tennessee Corporation
K&B Texas Corporation
K&B, Incorporated
Keystone Centers, Inc.
Lakehurst and Broadway
    Corporation
Maxi Drug North, Inc.
Maxi Drug South, L.P.
Maxi Drug, Inc.
Maxi Green, Inc.
Mayfield & Chillicothe
    Roads—Chesterland, LLC
MC Woonsocket, Inc.	Munson & Andrews, LLC
Name Rite, LLC
Northline & Dix—Toledo—
    Southgate, LLC
P.J.C. Distribution, Inc.
P.J.C. of West Warwick, Inc.
P.J.C. Realty Co., Inc.
Patton Drive and Navy
    Boulevard Property Corporation
Paw Paw Lake Road & Paw Paw
    Avenue—Coloma, Michigan, LLC
PDS-1 Michigan, Inc.
Perry Distributors, Inc.
Perry Drug Stores, Inc.
PJC Dorchester Realty LLC
PJC East Lyme Realty LLC
PJC Haverhill Realty LLC
PJC Hermitage Realty LLC
PJC Hyde Park Realty LLC
PJC Lease Holdings, Inc.
PJC Manchester Realty LLC
PJC Mansfield Realty LLC
PJC New London Realty LLC
PJC of Cranston, Inc.
PJC of East Providence, Inc.
PJC of Massachusetts, Inc.
PJC of Rhode Island, Inc.
PJC of Vermont, Inc.
PJC Peterborough Realty LLC
PJC Providence Realty LLC
PJC Realty MA, Inc.
PJC Realty N.E. LLC
PJC Revere Realty LLC
PJC Special Realty Holdings,
    Inc.
Ram—Utica, Inc.
RDS Detroit, Inc.
READ's Inc.
Rite Aid Drug Palace, Inc.
Rite Aid Hdqtrs. Corp.
Rite Aid Hdqtrs. Funding, Inc.
Rite Aid of Alabama, Inc.
Rite Aid of Connecticut, Inc.
Rite Aid of Delaware, Inc.
Rite Aid of Florida, Inc.
Rite Aid of Georgia, Inc.
Rite Aid of Illinois, Inc.
Rite Aid of Indiana, Inc.
Rite Aid of Kentucky, Inc.
Rite Aid of Maine, Inc.
Rite Aid of Maryland, Inc.
Rite Aid of Massachusetts, Inc.
Rite Aid of Michigan, Inc.
Rite Aid of New Hampshire, Inc.	Rite Aid of New Jersey, Inc.
Rite Aid of New York, Inc.
Rite Aid of North Carolina, Inc.
Rite Aid of Ohio, Inc.
Rite Aid of Pennsylvania, Inc.
Rite Aid of South Carolina, Inc.
Rite Aid of Tennessee, Inc.
Rite Aid of Vermont, Inc.
Rite Aid of Virginia, Inc.
Rite Aid of Washington, D.C.,
    Inc.
Rite Aid of West Virginia, Inc.
Rite Aid Realty Corp.
Rite Aid Rome Distribution
    Center, Inc.
Rite Aid Services, LLC
Rite Aid Transport, Inc.
Rite Fund, Inc.
Rite Investments Corp.
Rx Choice, Inc.
Seven Mile and Evergreen—
    Detroit, LLC
Silver Springs Road—Baltimore,
    Maryland/One, LLC
Silver Springs Road—Baltimore,
    Maryland/Two, LLC
State & Fortification Streets—
    Jackson, Mississippi, LLC
State Street and Hill Road—
    Gerard, Ohio, LLC
The Jean Coutu Group (PJC)
    USA, Inc.
The Lane Drug Company
Thrift Drug Services, Inc.
Thrift Drug, Inc.
Thrifty Corporation
Thrifty PayLess, Inc.
Tyler and Sanders Roads—
Birmingham, Alabama, LLC

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TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RITE AID CORPORATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWERS OF ATTORNEY
SIGNATURES AND POWERS OF ATTORNEY
SIGNATURES
SIGNATURES AND POWERS OF ATTORNEY
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES AND POWERS OF ATTORNEY
SIGNATURES
SIGNATURES AND POWERS OF ATTORNEY
EXHIBIT INDEX